Exhibit 10.29

AUTOLIV, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Effective May 1, 2025

I. Adoption Date; Effective Date. On May 8, 2025 (the “Adoption Date”), the Board adopted this Non-Employee Director Compensation Policy, to be effective May 1, 2025.

II. Retainers. The following retainers, subject to proration as described below, shall remain in effect until changed by the Board:

	Cash	RSUs (Grant Date Value)	Total Retainer
Annual Base Retainer
All Non-Employee Directors	$132,500	$162,500	$295,000
Annual Supplemental Retainers
Non-Executive Chairman	$90,000	$90,000	$180,000
Lead Independent Director	$40,000	-	$40,000
Audit and Risk Committee Chair	$30,000	-	$30,000
Leadership Development and Compensation Committee Chair	$20,000	-	$20,000
Nominating and Corporate Governance Committee Chair	$20,000	-	$20,000
Audit and Risk Committee Member	$10,000	-	$10,000
Leadership Development and Compensation Committee Member	$7,500	-	$7,500
Nominating and Corporate Governance Committee Member	$7,500	-	$7,500

III. Payment Schedule

Annual Base Retainer

1)
Payment in Cash. The cash portion of the applicable retainer will be paid (a) bi-annually, (b) at the end of each 6-months to cover services during such period and (c) prorated as described below.

“Bi-Annual Service Period”	Payment Date*
June 1 to November 30	November 30
December 1 to May 31	May 31

*If the payment date is not a business day, then the applicable payment shall be made on the first business day immediately following the payment date.

•
If a non-employee director is newly appointed or elected to the Board at the AGM, then his or her first bi-annual cash payment will be made on November 30 to cover the 6-month period during June-November.

•
If a non-employee director is newly appointed or elected to the Board at any time other than at an AGM, then his or her first bi-annual cash payment will be prorated to reflect the number of

Exhibit 10.29

full calendar months of service between the effective date of the non-employee director’s appointment or election through the last day of the respective bi-annual service Period (e.g. if a non-employee director is appointed to the Board on July 15, then his or her first bi-annual cash payment will be with respect to service during August to November of such bi-annual Service Period), and will be paid on the abovementioned payment date.

•
If a non-employee director is not re-elected at the AGM, then he or she will receive any cash payment for services during the month of such AGM.

•
If a non-employee director leaves the Board of Directors at any time other than at an AGM, the cash payment for the respective bi-annual service period will be prorated to reflect the number of full calendar months of service between the beginning of the bi-annual service period and the termination date.

2)
Payment in Stock. Subject to share availability under the amended and restated Autoliv, Inc. 1997 Stock Incentive Plan, as the same may be amended from time to time (the “Plan”), a portion of the applicable retainer(s) may be paid in the form of restricted stock units (the “Annual RSU Award”) granted on the date that the AGM is held (or, if the person becomes a non-employee director at any time other than at an AGM, the first business day following the effective date on which the person becomes a non-employee director) (in either case, a “RSU Grant Date”). The Annual RSU Awards will be granted under, and subject to the terms and conditions of, the Plan, and will vest on the earlier of (i) date of the next AGM, or (ii) the one-year anniversary of the RSU Grant Date (the “RSU Vesting Date”), subject to the non-employee director’s continued service on the Board on the RSU Vesting Date. Unless otherwise provided for by the terms and conditions of the Plan, if a non-employee director’s service on the Board terminates prior to the RSU Vesting Date, then he or she will forfeit the Annual RSU Award. The number of RSUs granted pursuant to the Annual RSU Award will be determined by (A) dividing the RSU Grant Date Value amount in the table above by the closing price of a share of Common Stock on the RSU Grant Date and (B) rounding to the nearest whole number. If a non-employee director is newly appointed or elected to the Board at any time other than at an AGM, then the dollar value of his or her Annual RSU Award will be prorated based on the number of full calendar months between the effective date of the non-employee director’s appointment or election through the month in which the next AGM will be held.

Annual Supplemental Retainers

Annual supplemental retainers will be paid in cash bi-annually at the end of the 6-month service period, as set forth in the table above, and subject to proration as described under the “Annual Base Retainer” section above. In the event a non-employee director is serving as Committee Chair or Member during a Service period and leaves such appointment to be appointed as a Committee Chair or Member with a higher retainer or as Lead Director during the same Service Period, the retainer for such director will be re-calculated pro-rated for days of service in each role during the period and the difference is paid on either of the two abovementioned payment dates.

Stock Ownership Policy. Non-employee directors are required to hold shares of Common Stock granted pursuant to the Annual Stock Grants until he or she has met the ownership requirements set forth in the Autoliv, Inc. Stock Ownership Policy for Non-Employee Directors. Compliance with this policy is monitored by the Nominating and Corporate Governance Committee.